UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2009

Boeing Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-10795	95-2564584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Naches Ave. SW, 3rd Floor Renton, Washington	98057
(Address of principal executive offices)	(Zip Code)

(425) 965-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2009, The Boeing Company (“Boeing”) entered into a $1.525 billion, 364-day revolving credit agreement (the “364-Day Credit Agreement”), with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent and Citibank, N.A. as administrative agent, and a syndicate of lenders as defined in the 364-Day Credit Agreement. This facility replaces the $1.0 billion, 364-day credit agreement Boeing entered into on November 14, 2008. We are a designated subsidiary borrower under the 364-Day Credit Agreement. Pursuant to a letter agreement dated November 13, 2009 between us and Boeing, we have been given exclusive access by Boeing to $500 million of the $1.525 billion revolving credit line under the 364-Day Credit Agreement. Any borrowings under the 364-Day Credit Agreement by us will be guaranteed by Boeing.

Under the 364-Day Credit Agreement, Boeing pays a commitment fee of 0.10% per annum on the unused commitments. Borrowings under the 364-Day Credit Agreement that are not based on Eurodollar rates bear interest at an annual rate based on the “base rate” of interest in effect plus the applicable margin. The “base rate” of interest is the highest of (1) the rate announced publicly by Citibank, N.A., from time to time, as Citibank’s “base” rate, (2) the Federal Funds Rate plus 0.50% and (3) the British Bankers Association one month LIBOR plus 1.00%. The “applicable margin” is the greater of (a) the market rate spread minus 1.00% and (b) 0% per annum. The “market rate spread” means at any date Boeing’s credit default swap mid-rate spread for the one-year period beginning on the most recent reset date for the applicable advance, provided that the market rate spread shall have a floor of 0.75% and a cap of 2.00%. Borrowings under the 364-Day Credit Agreement that are based on Eurodollar rates are generally based on an applicable LIBOR rate plus the market rate spread, as defined above.

The 364-Day Credit Agreement contains customary terms and conditions, including covenants that are substantially similar to those contained in the previous facility, including, without limitation, covenants restricting Boeing’s ability to incur liens, merge or consolidate with another entity. Further, the 364-Day Credit Agreement contains a covenant restricting Boeing’s ability to permit consolidated debt (as defined in the 364-Day Credit Agreement) to exceed 60% of Boeing’s total capital (as defined in the 364-Day Credit Agreement) until the 364-Day Credit Agreement terminates and all amounts borrowed under the 364-Day Credit Agreement are paid in full. The events of default under the 364-Day Credit Agreement include, but are not limited to, the following: (1) failure to pay outstanding principal or interest, (2) failure of representations or warranties to be correct in any material respect, (3) failure to perform any other term, covenant or agreement and such failure is not remedied within 30 days of notice of such failure, (4) a cross-default with other debt in certain circumstances, (5) certain defaults upon obligations under the Employee Retirement Income Security Act and (6) bankruptcy. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the 364-Day Credit Agreement.

As described in our Form 8-K filed November 21, 2007, on November 16, 2007, Boeing entered into a $2.0 billion, five-year revolving credit agreement (the “Five-Year Credit Agreement”), with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint lead arrangers and joint book managers, JPMorgan Chase Bank, N.A. as syndication agent and Citibank, N.A. as administrative agent, and a syndicate of lenders as defined in the Five-Year Credit Agreement. Pursuant to a letter agreement dated November 13, 2009 between us and Boeing, we have been given exclusive access by Boeing to $1.0 billion of the $2.0 billion revolving credit line under the Five-Year Credit Agreement. We are a designated Subsidiary Borrower under the Five-Year Credit Agreement.

Some of the lenders under the 364-Day Credit Agreement and under the Five-Year Credit Agreement and their affiliates have various relationships with Boeing and its subsidiaries involving the provision of financial services, including cash management, investment banking, and trust and leasing services. In addition, Boeing and some of its subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The description herein is qualified in its entirety by the 364-Day Credit Agreement, which is filed as an exhibit hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are filed as part of this report:

10.1	364-Day Credit Agreement, dated November 13, 2009, between Boeing and the banks listed therein, incorporated by reference to Exhibit 10.1 to the Boeing Company Form 8-K filed November 13, 2009 (File No. 001-00442)

10.2	Borrower Subsidiary Letter, dated November 13, 2009, relating to the 364-Day Credit Agreement

10.3	Letter Agreement relating to the 364-Day Credit Agreement and the Five-Year Credit Agreement, dated November 13, 2009, between Boeing and us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ KEVIN R. MILLISON
Kevin R. Millison
November 13, 2009		Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	364-Day Credit Agreement, dated November 13, 2009, between Boeing and the banks listed therein, incorporated by reference to Exhibit 10.1 to the Boeing Company Form 8-K filed November 13, 2009 (File No. 001-00442)

10.2	Borrower Subsidiary Letter, dated November 13, 2009, relating to the 364-Day Credit Agreement

10.3	Letter Agreement relating to the 364-Day Credit Agreement and the Five-Year Credit Agreement, dated November 13, 2009, between Boeing and us.